Exhibit 4.2

James Hardie Industries

Long Term Incentive Plan

Dated 1 August 2006 as amended on 22 August 2008 and 21 August 2009 and 19 February 2010 and 15 June 2010 and 13 August 2012

Mallesons Stephen Jaques Level 61 Governor Phillip Tower 1 Farrer Place Sydney NSW 2000 Australia T +61 2 9296 2000 F +61 2 9296 3999 DX 113 Sydney www.mallesons.com

Long Term Incentive Plan

Contents

General terms		3

1	Introduction	3

1.1	Purpose	3
1.2	Commencement	3
1.3	Rules are binding	3
1.4	Plan not to limit other arrangements	3

2	Invitation, application and acceptance	3

2.1	Eligibility	3
2.2	Invitation may be made	3
2.3	Form of Application	3
2.4	Participant agrees to be bound	4
2.5	Acceptance of Application	4
2.6	When Company must receive the Application	5
2.7	Who may apply	5
2.8	When applications will not be accepted	5
2.9	Board’s discretion	5
2.10	Cessation of membership	5

3	Administration of Plan	5

3.1	Board to administer Plan	5
3.2	Board powers and discretions	6
3.3	Delegation of Board powers and discretions	6
3.4	Documents	6
3.5	Board decision: final and conclusive	6
3.6	Suspension of Plan	6
3.7	Manner of exercise of Remuneration Committee authority	6
3.8	Consultants	7

4	Restrictions on the Plan	8

4.1	Compliance with Applicable Regulations	8
4.2	Restriction on the size of the Plan	8
4.3	Application of Limitation to Grants of Award	8
4.4	Per-Person Award Limitations	8

5	Amendment of the Plan	8

5.1	Board may amend	8
5.2	No reduction of existing rights	9
5.3	Retrospective amendment possible	9
5.4	Shareholder Approval of Certain Amendments	9

6	Termination of the Plan	10

7	Miscellaneous provisions	10

7.1	Rights of Participants	10
7.2	Instructions by Participants	10
7.3	Notices	10

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7.4	Governing law	11
7.5	Payments net of tax	11
7.6	Taxes on transfers to Participants	11
7.7	Rounding	11
7.8	Plan Effective Date and shareholder approval	11

8	Definitions and interpretation	12

8.1	Definitions	12
8.2	Interpretation	17
8.3	Heading	18

Schedule 1 - Award		19

Schedule 2 – RSUs		26

Schedule 3 – Provisions applicable only to U.S. Executives		34

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Long Term Incentive Plan

Contents

General terms

1	Introduction

1.1	Purpose

The Plan provides eligible Executives with an opportunity to acquire an ownership interest or exposure to an ownership interest in the Company.

1.2	Commencement

The Plan commences on the date that the Company determines.

1.3	Rules are binding

The Company, each Participating Company and each Participant are bound by these rules.

1.4	Plan not to limit other arrangements

This Plan is not the sole means by which the Group intends to provide incentives to Participants or other employees of the Group, and nothing in this Plan is intended to restrict the Group from remunerating or otherwise rewarding Participants or other employees outside the Plan.

2	Invitation, application and acceptance

2.1	Eligibility

The Board may determine the Executives who are eligible to participate in the Plan from time to time.

2.2	Invitation may be made

From time to time the Company may make an Invitation to participate in the Plan to an Executive who is eligible to participate in the Plan in accordance with rule 2.1.

2.3	Form of Application

The Invitation to an Executive must be accompanied by an Application Form.

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2.4	Participant agrees to be bound

Each Participant is, by submitting a completed Application Form, deemed to have agreed to be bound by:

(a)	the terms of the Invitation and Application Form;

(b)	the provisions of these rules, as amended from time to time, except the provisions of the schedules apply in accordance with paragraph (d) below;

(c)	the Articles of Association , as amended from time to time; and

(d)	the provisions of:

(i)	schedule 1, to the extent the Participant makes an Application for Awards;

(ii)	schedule 2, to the extent the Participant makes an Application for RSUs; and

(iii)	schedule 3, to the extent that the Participant is a U.S. Executive at the time of grant;

2.4B	Company may provide

The Company may provide:

(i)	Awards on the terms set out in schedule 1;

(ii)	RSUs on the terms set out in schedule 2; and

(iii)	Awards or RSUs to a U.S. Executive on the terms set out in schedule 3 (including, to the extent that there is no inconsistency, any terms set out in schedules 1 and 2, respectively which are incorporated into schedule 3).

2.5	Acceptance of Application

The Application must be in the form included with the Invitation, and may not be made on the basis that it is subject to any terms and conditions other than those specified in the Invitation. The method of acceptance of an Application must be set out in the Application Form, including:

(a)	the name or title of the person to whom the Application must be sent; and

(b)	the date and time by which the Application must be received by or on behalf of the Company.

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2.6	When Company must receive the Application

For an Application to be effective, it must be received by or on behalf of the Company by the time and date specified in the Invitation, unless otherwise determined by the Board.

2.7	Who may apply

On receipt of an Invitation, the Executive may apply for the Awards or RSUs (as the case may be) described in that Invitation by sending to the person designated by the Company an Application duly completed and signed in accordance with rule 2.6.

2.8	When applications will not be accepted

An Application under rule 2.7 will not be accepted if, at the date the Application would otherwise be accepted:

(a)	he or she is not an Executive;

(b)	he or she has given their Employer notice of his or her resignation as an Executive; or

(c)	he or she has been given notice of termination of employment as an Executive or if, in the opinion of the Board, he or she has tendered his or her resignation to avoid such dismissal.

2.9	Board’s discretion

The Board may determine that an Application under this rule 2 by an Executive who would otherwise be eligible to participate under these rules will not be accepted.

2.10	Cessation of membership

A person ceases to be a Participant when all other property or moneys to which the Participant is entitled under the Plan have been transferred or paid in accordance with these rules.

3	Administration of Plan

3.1	Board to administer Plan

(a)	Unless the Board makes a determination to the contrary, the Plan is to be administered by the Remuneration Committee, in accordance with these rules. In the absence of such a determination by the Board, references in these rules (or in any Invitation issued under these rules) to the Board, except for those provided in rules 3.3, 3.6 and 5, shall be replaced with references to the Remuneration Committee in each such place that it occurs. For the avoidance of doubt, the Remuneration Committee may make further provisions for the operation of the Plan which are consistent with these rules.

(b)

Notwithstanding (a), the Remuneration Committee shall administer the Plan and any Invitations with respect to grants of Awards and/or RSUs made to Covered Employees. Furthermore, in respect of such grants of Awards and/or

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RSUs made to Covered Employees, any references in these rules (or in any Invitation issued under these rules) to the Board, except for those provided in rules 3.3, 3.6 and 5, shall be replaced with Remuneration Committee in each such place that it occurs.

3.2	Board powers and discretions

Any power or discretion which is conferred on the Board by these rules must be exercised by the Board in the interests or for the benefit of the Company, and the Board is not, in exercising any power or discretion, under any fiduciary or other obligation to any other person.

3.3	Delegation of Board powers and discretions

Any power or discretion which is conferred on the Board by these rules including the power to invite Executives to participate in the Plan and to determine the terms and conditions of a Participant’s Award or RSU may be delegated by the Board to:

(a)	a committee consisting of such directors, other officers or employees of the Company, or any combination of such persons as the Board thinks fit;

(b)	a related body corporate of the Company; or

(c)	a third party,

for such periods and on such conditions as the Board thinks fit.

3.4	Documents

The Company may from time to time require a person invited to participate in the Plan or a Participant to complete and return such other documents as may be required by law to be completed by that person or Participant, or such other documents which the Company considers should, for legal, taxation or administrative reasons, be completed by that person or Participant.

3.5	Board decision: final and conclusive

The decision of the Board as to the interpretation, effect or application of these rules and all calculations and determination made by the Board under these rules are final, conclusive and binding in the absence of manifest error.

3.6	Suspension of Plan

The Board may from time to time suspend the operation of the Plan and may at any time cancel the Plan. The suspension or cancellation of the Plan must not prejudice the existing rights (if any) of Participants.

3.7	Manner of exercise of Remuneration Committee authority

(a)	The Remuneration Committee, and not the Board, shall exercise sole and exclusive discretion on any matter relating to a Participant then

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subject to Section 16 of the U.S. Exchange Act with respect to the Company to the extent necessary in order that transactions by that Participant shall be exempt under Rule 16b-3 under the U.S. Exchange Act and that the grant and payment of Awards qualify as “performance-based compensation” for purposes of Code section 162(m).

(b)	Any action of the Remuneration Committee shall be final, conclusive and binding on all persons, including the Company, its Executives, their beneficiaries or other persons claiming rights from or through an Executive, and shareholders.

(c)	The express grant of any specific power to the Remuneration Committee, and the taking of any action by the Remuneration Committee, shall not be construed as limiting any power or authority of the Remuneration Committee.

(d)	The Remuneration Committee may delegate to officers or managers of the Company, or any committees thereof, the authority (subject to such terms as the Remuneration Committee shall determine), to perform such functions, including administrative functions, as the Remuneration Committee may determine, to the extent that such delegation will not:

(i)	result in the loss of an exemption under Rule 16b-3(d)(1) for Awards or RSUs granted to Participants subject to Section 16 of the U.S. Exchange Act in respect of the Company; or

(ii)	cause Awards or RSUs which are intended to qualify as “performance-based compensation” under U.S. Revenue Code Section 162(m) to fail to so qualify.

3.8	Consultants

If:

(a)	a Participant’s employment agreement provides that the Participant will commence as a consultant to a Group Company on ceasing employment with the Company; and

(b)	on ceasing employment with the Company, the Participant commences as a consultant to a Group Company in accordance with that agreement,

then, unless the terms of the Participant’s Invitation provide otherwise,

(c)	the Participant is deemed to continue as an employee of the Company for the purposes of these rules; and

(d)	the Participant will cease to be an employee for the purposes of these rules when the Participant ceases to be a consultant to that Group Company.

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4	Restrictions on the Plan

4.1	Compliance with Applicable Regulations

Despite any other provision of these rules or any term or condition of the participation of any Participant in the Plan, no RSU may be granted or exercised, no Award may be granted and no Payout may be made if to do so would contravene any Applicable Regulations.

4.2	Restriction on the size of the Plan

The Board must not issue an Invitation to grant RSUs if the number of Shares the subject of the RSUs when added to the number of Shares which would be issued if all outstanding RSUs vested, but disregarding any Invitation made, or Share issued by way of or as a result of an Invitation to a Participant situated outside Australia at the time of receipt of the relevant Invitation would exceed 5% of the total number of issued Shares at the relevant date.

4.3	Application of Limitation to Grants of Award

(a)	No Award or RSU may be granted if:

(i)	the number of Shares to be delivered in connection with such Award or RSU; or

(ii)	in the case of an Award or RSU relating to Shares but settled only in cash (such as cash-only Awards), the number of Shares to which such Award and/or RSU relates,

exceeds the number of Shares remaining available for delivery under the Plan, minus the number of Shares deliverable in settlement of or relating to then outstanding Awards and/or RSUs.

(b)	The Board may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of Shares actually delivered differs from the number of Shares previously counted in connection with an Award and/or RSU.

4.4	Per-Person Award Limitations

Subject to any adjustments provided for in Schedule 2 of these rules, in any financial year of the Company during any part of which the Plan is in effect, no Participant may be granted Awards or RSUs with respect to more than 2 million Shares. In addition, the maximum dollar value payable to any one Participant with respect to Awards is US$5 million.

5	Amendment of the Plan

5.1	Board may amend

Subject to rules 5.2, 5.3 and 5.4, the Board may at any time by written instrument, amend all or any of the provisions of these rules, including this rule 5.

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5.2	No reduction of existing rights

Any amendment to the provisions of these rules must not materially reduce the rights of any Participant as they existed before the date of the amendment, unless the amendment is introduced primarily:

(a)	for the purpose of complying with or conforming to present or future law or regulation governing or regulating the maintenance or operation of the Plan or like plans;

(b)	to correct any manifest error or mistake;

(c)	to enable contributions or other amounts paid by a member of the Group to the Plan to qualify as income tax deductions for that member or another member of the Group;

(d)	to enable any Employer to reduce the amount of fringe benefits tax under the Fringe Benefits Tax Assessment Act 1986 (Cwlth), the amount of tax under the Tax Acts, or the amount of any other tax or impost that would otherwise be payable by the Employer in relation to the Plan;

(e)	for the purpose of enabling the Participants generally (but not necessarily each Participant) to receive a more favourable taxation treatment in respect of their participation in the Plan; or

(f)	to enable the Plan or any member of the Group to comply with Applicable Regulations.

5.3	Retrospective amendment possible

Subject to rules 5.2 and 5.4, any amendment made under rule 5.1 may be given retrospective effect as specified in the written instrument by which the amendment is made.

5.4	Shareholder Approval of Certain Amendments

In the event that the Board amends:

(a)	the limits set forth in rules 4.3 and 4.5 hereof;

(b)	the rules set forth in Schedule 3 hereof;

(c)	any Awards and/or RSUs that are granted to a U.S. Executive (other than allowed or permitted under this Plan or the terms of the relevant Invitation); and/or

(d)	any other rules of this Plan, if so required by the U.S. Revenue Code, the U.S. Exchange Act, the New York Stock Exchange (or other automated quotation system on which the Shares may then be listed or quoted) and/or any other applicable U.S. laws or regulations, such amendments shall be subject to the approval of the Company’s shareholders not later than the next annual meeting following such Board action.

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6	Termination of the Plan

The Plan terminates and is to be wound up (as provided below) on the earliest of:

(a)	if an order is made or an effective resolution is passed for the winding up of the Company other than for the purpose of amalgamation or reconstruction; or

(b)	if the Board determines that the Plan is to be wound up.

7	Miscellaneous provisions

7.1	Rights of Participants

Nothing in these rules:

(a)	confers on any person any expectation to become a Participant;

(b)	confers on any Executive the right to be invited to apply for, to be offered or to receive any Award or RSU;

(c)	confers on any Participant the right to continue as an employee of any Employer;

(d)	affects any rights which any Employer may have to terminate the employment of any Executive; or

(e)	may be used to increase damages in any action brought against any Employer in respect of any termination of employment.

No person, whether a Participant or otherwise, has any claim, right or interest in respect of the Plan or whether against the Company or any other person, as a consequence of termination of the Executive’s employment or appointment or otherwise, except under and in accordance with these rules.

7.2	Instructions by Participants

For the purposes of these rules, the Board, the Company and any Employer is entitled to regard any notice, direction or other communication given or purported to be given by or on behalf of a Participant (or a legal personal representative of a Participant) as valid, whether given orally or in writing. Any notice, direction or other communication given or purported to be given by or on behalf of a Participant (or a legal personal representative of a Participant) or any other person under these rules to the Company or the Employer is duly given only if actually received by the Company or Employer (as the case may be).

7.3	Notices

Any notice, certificate, consent, approval, waiver or other communications given by the Board, the Company or the Employer is deemed to have been duly given if:

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(a)	sent by electronic mail or delivered by hand; or

(b)	sent by ordinary prepaid mail,

and is deemed to have been served:

(c)	if sent by electronic mail or delivered by hand, at the time of sending or delivery; or

(d)	if posted, three Business Days (or, if posted to a Participant’s address outside The Republic of Ireland, seven Business Days) after the date of posting.

Delivery, transmission and postage is to the address of any Participant as indicated on the Application Form, any other address as the Board or any Participant may notify to the other or in the case of a Participant who is an Executive, the address of the place of business at which the Participant performs the whole or substantially the whole of the duties of his or her office or employment.

7.4	Governing law

These rules are governed by the laws in force in the Republic of Ireland and are construed and take effect in accordance with those laws.

7.5	Payments net of tax

If, when the Board makes or is deemed to make a payment to a Participant under these rules, the Board is obliged to deduct or withhold any amount of tax or other government levy or impost, the payment to the Participant is to be made net of the deduction or withholding.

7.6	Taxes on transfers to Participants

The Board may, when transferring Shares to a Participant under these rules, require the Participant to provide the Board with an amount of money which the Board estimates is necessary to meet the Participant’s liability (if any) to pay stamp duty or other taxes in respect of the transfer. Where the Board is provided with funds for that purpose, the Board must apply the funds in payment of the stamp duty or other tax, arrange for registration of the transfer on the Participant’s behalf and return any excess funds to the Participant.

7.7	Rounding

Unless expressly provided for in these rules, any calculation of a number of Shares under the Plan is to be rounded to the nearest whole number with 0.5 being rounded up.

7.8	Plan Effective Date and shareholder approval

If approval of the Plan is mandatory under the requirements of:

(a)	U.S. Revenue Code Sections 162(m) (if applicable) and 422, and Rule 16b-3 under the U.S. Exchange Act

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(b)	the rules of any stock exchange or automated quotation system on which the Shares may be listed or quoted; and

(c)	other laws, regulations, and obligations of the Company applicable to the Plan,

then, to that extent, the Plan shall become effective on the Effective Date, subject to approval within 12 months of its adoption, by shareholders of the Company eligible to vote on the election of directors.

If approval of the Plan is required in relation to Awards and/or RSUs, then those Awards and/or RSUs may be granted subject to any shareholder approval so required, but may not be exercised or otherwise settled in the event the shareholder approval is not obtained.

8	Definitions and interpretation

8.1	Definitions

The following words and expressions have the following meanings unless the contrary intention appears:

Acquisition Date means, in relation to a Participant’s Share, the date on which a Participant acquires the Participant’s Share for the purposes of Division 13A of Part III of the Tax Act.

Applicable Regulations means the listing requirements imposed by any exchange or trading system on which the Company’s securities trade and any law or regulation that applies to the operation of the Plan.

Application means an application for an Award or RSUs made by an Executive under the terms of an Invitation.

Application Form means an application form attached to an Invitation.

Articles of Association means the articles of association of the Company.

ASTC Settlement Rules means the operating rules of ASX Settlement and Transfer Corporation Pty Limited.

ASX means Australian Securities Exchange Limited.

Award means an entitlement to a Payout.

Board means all or some of the supervising directors of the Company acting as a board, and includes a committee of the Board and a delegate of the Board.

Business Day means a day other than a Saturday, Sunday or public holiday in the Republic of Ireland.

Company means James Hardie Industries SE, a Societas Europaea under Irish law or if a resolution to approve its conversion to an Irish Public Company, James Hardie Industries plc, and for the avoidance of doubt:

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(a)	for the period until conversion to an SE under Dutch law, James Hardie Industries N.V.; and

(b)	for the period after conversion to an SE under Dutch law but prior to conversion to an SE under Irish law, James Hardie Industries SE, a Societas Europaea under Dutch law.

Control Event means for the purpose of schedule 2 any of the following:

(a)	a takeover bid is made to acquire the whole of the issued Shares and the takeover bid is recommended by the Board or becomes unconditional;

(b)	a transaction is announced by the Company which, if implemented, would result in a person owning all the issued Shares;

(c)	a person owns or controls sufficient Shares to enable them to influence the composition of the Board;

(d)	any other similar event has occurred or is likely to occur (including, but not limited to, a merger of the Company with another company), which the Board determines, in its absolute discretion, to be a Control Event.

Corporations Act means the Corporations Act 2001 (Cwlth).

Covered Employee means an Executive who is a “covered employee” within the meaning of Section 162(m)(3) of the U.S. Revenue Code, or any successor provision thereto.

CUFS means a CHESS unit of Foreign Securities, as defined in the ASTC Settlement Rules, in respect of Shares.

Determination Date means in respect of a Payout the date determined by the Board and set out in the Invitation to the relevant Participant to apply for the Payout.

Effective Date means the date the Plan is approved by the Board, which shall be 1 August, 2006.

Employer means any Group Company, and in relation to any particular Participant means the company by which that Participant is for the time being employed.

Executive means a person who is in the full time or part time employment of a Group Company.

Fair Market Value means the fair market value of Shares, Awards or other property as determined by the Remuneration Committee, or under procedures established by the Remuneration Committee. Unless otherwise determined by the Remuneration Committee, the Fair Market Value of a Share as of any given date shall be the “Closing Price” (as defined below) of the Share on that reference date. For these purposes the “Closing Price” of a Share on any day shall be the closing sale price per Share reported on a consolidated basis for stock listed on the principal stock exchange or market on which Shares are

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traded on the date immediately preceding the date as of which such value is being determined or, if there is no sale on that date, then on the last previous day on which a sale was reported.

General Meeting has the meaning given in the Articles of Association.

Grant Date means, in relation to a RSU, the date on which that RSU is granted.

Group means the Company and each of its Subsidiaries.

Group Company means the Company or any of its Subsidiaries.

Independent Directors, when referring to either the Board or members of the Remuneration Committee, shall have the same meaning as used in the rules of the New York Stock Exchange or any U.S national securities exchange on which any securities of the Company are listed for trading, and if not listed for trading on any such U.S exchange, by the rules of the New York Stock Market.

Invitation means an invitation to apply for Awards or RSUs under the Plan made in accordance with rule 2.2.

Listing Rules means the Listing Rules of ASX, except to the extent of any express waiver by ASX.

Market Participant has the meaning given in the ASTC Settlement Rules.

Market Value means the market value of a Share determined under section 139FA of the Tax Act.

Participant means an Executive to whom an Award or a RSU (as the case may be) has been granted and who has not ceased to be a Participant under rule 2.10 and includes a legal personal representative of the Participant.

Participating Company means each Group Company to which the Board resolves that the Plan extends.

Payout means the amount calculated in accordance with the formula set out in the Invitation for an Award.

Payout Date means:

(a)	the date determined by the Board and set out in the Invitation to an Executive under paragraph 1 of schedule 1; or

(b)	where the Participant qualifies for a Payout under paragraph 3.3(b) of schedule 1, such other date specified by the Board in writing,

and must be within 60 days of the date on which the Participant qualifies for the Payout.

Payout Qualification Condition means, in respect of a Payout, any condition (other than a Payout Vesting Condition) which the Board may impose that

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must be satisfied or waived for the Participant to have a right to receive that Payout, including satisfaction of a performance hurdle.

Payout Vesting Condition means, in respect of a Payout, a condition which must be satisfied or waived before the right to receive that Payout becomes vested in its holder.

Performance Period means that period established by the Remuneration Committee at the time any Award or RSU is granted or at any time thereafter during which any performance goals specified by the Remuneration Committee with respect to such Award or RSU are to be measured.

Plan means the James Hardie Industries Long Term Incentive Plan as amended from time to time, the rules of which are set out in this document.

Prescribed Qualification Date means, in relation to a Payout, the date on which the Participant qualifies for the Payout subject to the Terms and Conditions of Award for the Payout.

Prescribed Vesting Date means, in relation to a RSU, the first date on which that RSU can vest, subject to the Terms and Conditions of Grant for that RSU.

Redundancy means termination of employment of a Participant by a Participating Company due to economic, technological, structural or other organisational change where through no act or default of the Participant:

(a)	the Participating Company no longer requires the duties and responsibilities carried out by the Participant to be carried out by anyone; or

(b)	the Participating Company no longer requires the position held by the Participant to be held by anyone.

Remuneration Committee means the Remuneration Committee of the Board, which consists of “outside directors” within the meaning of Section 162(m) of the U.S. Revenue Code.

Reorganisation means any merger, consolidation, reconstruction or other reorganisation in respect of the Company, including any compromise or arrangement for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company.

Retirement means termination of the employment of a Participant with a Participating Company because:

(a)	the Participant attains the age that the Board accepts as the retirement age for that individual;

(b)	the Participant is unable, in the opinion of the Board, to perform his or her duties because of illness or incapacity.

Rights means any rights or options to acquire Shares or other securities issued or to be issued by the Company.

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RSU means a restricted stock unit which is an unfunded and unsecured contractual entitlement to be issued or transferred a Share on a future date.

Security Interest means a mortgage, charge, pledge, lien or other encumbrance of any nature.

Separation means the termination of a Participant’s employment with a Participating Company by the volition of the Participant and with the written consent of the Board expressly given for the purposes of the Plan.

Shares means fully paid ordinary shares in the capital of the Company.

Subsidiary means an entity that is controlled by the Company.

Supplementary Condition means, in relation to an Award or a RSU, any term or condition (other than the rules, the Exercise Conditions, the Vesting Conditions, the Minimum Restriction Conditions, the Performance Conditions, the Payout Vesting Conditions or the Payout Qualification Conditions) to which that Award or RSU is subject.

Tax Act means the Income Tax Assessment Act 1936 (Cwlth) and the Income Tax Assessment Act 1997 (Cwlth), as the context requires.

Terms and Conditions of Award means, in relation to an Award, all of:

(a)	these rules (other than the schedules);

(b)	the rules of schedule 1;

(c)	any Payout Vesting Condition;

(d)	any Payout Qualification Condition; and

(e)	any Supplementary Condition.

Terms and Conditions of RSU Grant means, in relation to a RSU, all of:

(a)	these rules (other than the schedules); and

(b)	the rules of schedule 2;

(c)	any Vesting Condition;

(d)	any Supplementary Condition; and

(e)	if granted to a U.S. Executive, the rules of Schedule 3.

Total Shareholder Return means, in respect of a company in capital value, dividends and other distributions over a specified period of time, as calculated in accordance with the procedure approved by the Board from time to time.

Tranche means:a number of RSUs which have the same Prescribed Vesting Date.

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U.S. Exchange Act means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

U.S. Executive means an Executive of the Company who is subject to taxation in respect of Awards or RSUs in the United States.

U.S. Revenue Code means the U.S. Internal Revenue Code of 1986, as amended.

Vesting Condition means, in relation to a RSU, a condition which must be satisfied or waived before that RSU becomes vested in its holder.

Vested Awards means an Award in respect of which Payout Vesting Conditions have been satisfied.

Vested RSU means an RSU in respect of which Vesting Conditions have been satisfied.

8.2	Interpretation

In these rules, unless the contrary intention appears:

(a)	words importing the singular include the plural and vice versa;

(b)	subject to paragraphs (c), and 8.2(d), references to these rules, or any particular rule or paragraph of these rules, means these rules, or the relevant rule or paragraph, as amended from time to time’

(c)	in a schedule, references to “these rules” and any particular paragraph of these rules exclude the paragraphs of the schedules other than the paragraphs of that schedule;

(d)	in:

(i)	schedule 1, references to the rules includes a reference to any Payout Vesting Condition, any Payout Qualification Condition and any Supplementary Condition;

(ii)	schedule 2, references to the rules includes a reference to any Vesting Condition, any Performance Condition and any Supplementary Condition;

(e)	references to a statute or other law include regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(f)	references to the exercise of a power or discretion include a decision not to exercise the power or discretion;

(g)	references to a “year” mean any period of 12 months;

(h)	the words “include”, “including” or “such as” are not used as, nor are they to be interpreted as words of limitation, and when introducing a

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list of items does not exclude a reference to other items whether of the same class or genus or not;

(i)	“Australian dollars”, “dollars”, “A$” or “$” is a reference to the lawful currency of Australia;

(j)	law means common law, principles of equity, and laws made by parliament (and laws made by parliament include parliamentary laws and regulations and other instruments under them, and consolidations, amendments, re-enactments or replacements of any of them);

(k)	a group of persons or things is a reference to any two or more of them jointly and to each of them individually;

(l)	if a period of time dates from a given day or the day of an act or event, it is to be calculated exclusive of that day;

(m)	if an act under this agreement to be done by a party on or by a given day is done after 5.30pm on that day, it is taken to be done on the next day.

8.3	Heading

Headings are for convenience only and, except where they are inserted as a means of cross-reference, do not affect the interpretation of these rules.

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Long Term Incentive Plan

Contents

Schedule 1 - Award

1	Invitation to apply for an Award

An Invitation to an Executive to apply for an Award may be made on such terms and conditions as the Board decides from time to time, including as to:

(a)	the Prescribed Qualification Date or how it is calculated;

(b)	the Determination Date;

(c)	the number of Shares or CUFS on which the Payout will be calculated;

(d)	any Payout Vesting Conditions;

(e)	any Payout Qualification Conditions;

(f)	any Supplementary Conditions; and

(g)	the Payout Date.

2	Grant of Awards

2.1	Company to grant Awards

On receipt of an application for Awards, the Company at the discretion of the Board may grant Awards to the Executive specified in the Invitation, subject to the Terms and Conditions of Award.

2.2	Notification to Participant

Following the grant of an Award a Participant under paragraph 2.1, the Company will notify the Participant in writing:

(a)	the Prescribed Qualification Date or how it is calculated;

(b)	the Determination Date;

(c)	the number of Shares or CUFS on which the Payout will be calculated;

(d)	the Payout Date; and

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(e)	other terms and conditions (if any) as determined by the Board.

2.3	Restrictions on dealing with Awards

A Participant may not sell, assign, transfer or otherwise deal with, or grant a Security Interest over, an Award granted to the Participant. The Award lapses immediately on purported sale, assignment, transfer, dealing or grant of Security Interest, unless the Board in its absolute discretion approves the dealing or the transfer or transmission is effected by force of law on death or legal incapacity to the Participant’s legal personal representative.

3	Payment of Payouts

3.1	Payout Vesting Conditions and Payout Qualification Conditions

Subject to paragraph 4, if a Participant’s Award is subject to Payout Vesting Conditions and/or Payout Qualification Conditions, the Participant will not qualify for payment of the Payout unless all Payout Vesting Conditions and Payout Qualification Conditions are satisfied (and in any situation referred to in paragraph 3.3(b)(i), is satisfied at the time of death or other cessation of employment), and then only to the extent permitted by the Payout Qualification Condition.

3.2	Timing of Payment

The Company will pay the Payout to the Participant on or before the Payout Date.

3.3	Qualification date

A Participant will qualify for a Payout only on:

(a)	the Prescribed Qualification Date for the Payout; or

(b)	any earlier date on which the Participant qualifies for the Payout:

(i)	under this paragraph 3 dealing with the Participant’s death or otherwise ceasing to be employed by a Group Company, and with situations where the employer ceases to be a Group Company or the business in which the Participant is employed is transferred; or

(ii)	under paragraph 4 dealing with takeover bids, change of control, court orders, Reorganisations and winding up.

3.4	Award will lapse earlier on death or cessation of employment

A Participant’s Award lapses on the latest of:

(a)	the expiry of 24 months after the Participant’s death, if death occurs before the Award lapses under paragraph (b) or (c);

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(b)	the expiry of 24 months after the Participant ceases to be employed by a Group Company by reason of Retirement or permanent disability; and

(c)	the expiry of 3 months after the Participant ceases to be employed by a Group Company for any other reason,

provided that if the Board issues a notice under paragraph 3.5 or 3.6 advising the Participant that a Vested Award has lapsed, the Award is deemed to have lapsed on the date of death or cessation of employment (as the case may be) and the Company has no obligation to make a Payout in respect of the Vested Award.

3.5	Qualification for a Payout on Participant’s death

If a Participant dies before qualifying for a Payout, at a time when the individual:

(a)	is still an employee of a Group Company; or

(b)	having ceased to be employed by a Group Company, falls within the terms of paragraph 3.6,

then (subject to the other provisions of this paragraph 3), the Participant will:

(c)	qualify to receive a Payout in respect of a Vested Award on the date of death except a Vested Award is deemed to have lapsed on the date of death where the Board reasonably determines and provides notice to the Participant in writing that the Vested Award has lapsed and the Company has no obligation to make a Payout in respect of the Vested Award; or

(d)	if permitted by the Board in writing, qualify to receive a Payout in respect of an Award that is not a Vested Award on the date of death.

3.6        Qualification for a Payout on ceasing to be employed by a Group Company

If, before qualifying for a Payout, a Participant ceases to be employed by a Group Company (other than by reason of his or her death), then (subject to the other provisions of this paragraph 3):

(a)	if the employment ceases by reason of Retirement, Redundancy, Separation or otherwise for termination by the relevant Group Company other than in circumstances set out in paragraph 3.9 the Participant will:

(i)	qualify to receive a Payout in respect of a Vested Award on the date of cessation of employment, except a Vested Award is deemed to have lapsed on the date of cessation of employment where the Board reasonably determines and provides notice to the Participant in writing that the Vested Award has lapsed and the Company has no obligation to make a Payout in respect of the Vested Award; or

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(ii)	if permitted by the Board in writing, qualify to receive a Payout in respect of an Award that is not a Vested Award on the date of cessation of employment; or

(b)	if the employment ceases for a reason other than Retirement, Redundancy, Separation or otherwise for termination by the relevant Group Company other than in circumstances set out in paragraph 3.9 the Participant is qualified to receive a Payout on the date of cessation, only if permitted by the Board in writing.

3.7	Individual not treated as ceasing to be an employee

For the purposes of this paragraph 3, a Participant:

(a)	is not treated as ceasing to be an employee of a Group Company unless and until the individual is no longer an employee of any Group Company, whether or not in the same capacity as at the time the Award was granted; and

(b)	subject to paragraph 3.8, is not treated as ceasing to be an employee of a Group Company if the individual is no longer an employee of any Group Company because:

(i)	the individual’s employer ceases to be a Group Company, whether or not, after the cessation, the individual remains an employee of that employer; or

(ii)	the individual is an employee of a business that is transferred to a person that is not a Group Company.

3.8        Award lapses if employer ceases to be a Group Company or on change in ownership of business

If a Participant is no longer an employee of a Group Company because of circumstances set out in paragraph 3.7(b)(i) or (ii), then the Awards lapse upon this occurring except where otherwise determined by the Board in writing, in which case the Participant’s Awards lapse on the latest of:

(a)	the expiration of 24 months after the date of the cessation or transfer (as the case may be); and

(b)	if the Participant dies before the Award lapses under paragraph (a), the expiration of 24 months after the individual’s death.

3.9	Award may lapse in the case of fraud or dishonesty

If, in the opinion of the Board, a Participant:

(a)	has committed (or it is evident the Participant intends to commit), any act (whether by omission or commission) which amounts or would amount to any of dishonesty, fraud, wilful misconduct, wilful breach of duty, serious and wilful negligence or incompetence in the performance of the Participant’s duties; or

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(b)	is convicted of a criminal offence (other than a minor motor traffic offence or other trivial offence which does not impact on the Participant’s good fame and character or ability to perform his/her duties) or is guilty of any other wilful or recklessly indifferent conduct which, in the reasonable opinion of the Board, may injure or tend to injure the reputation and/or the business or operations of a Group Company, the Board may declare that any Award has lapsed, and the Award lapses accordingly.

3.10	Not qualify for a Payout on bankruptcy

It is a condition precedent to qualification for a Payout that if the Participant is an individual, the Participant is not bankrupt and has not committed an act of bankruptcy or, if the Participant is deceased, the Participant’s estate is not bankrupt or if the Participant is not an individual, the Participant is not insolvent or subject to a resolution or order for winding up.

3.11	Ceasing to be an Executive

Where a Participant qualifies for a Payout under this paragraph 3 (other than paragraph 3.3(a)) and paragraph 4, the Board may in its discretion adjust the amount of the Payout pro rata based on the proportion which the period from the date the Board accepts the Participant’s application to participate in the Plan (“Acceptance Date”) to the date the Participant ceases to be an Executive bears to the period from the Acceptance Date to the Prescribed Qualification Date.

3.12	Notice

The Company will notify Participants of any adjustment that will be made to a Payout within a reasonable time of the event which gave rise to the adjustment under paragraph 3.11 occurring.

3.13	Discretion to determine that Award will not lapse

Notwithstanding any other paragraph in this Schedule 1, if a Participant ceases employment with the Company for any reason, or gives notice of their intention to cease employment with the Company before the Payout of an Award, the Board may in its absolute discretion (on any conditions which it thinks fit) decide that some or all of the Award does not lapse, but lapses at the time and subject to the conditions it may specify by notice to the Participant, which may include one or more of the following:

(a)	that the period to which any Payout Vesting Condition and / or any Payout Qualification Condition relates is reduced to a period shorter than that which would otherwise apply;

(b)	that the Payout Vesting Criteria applicable to an Award be waived; and

(c)	that an Award which vests in accordance with the terms and conditions specified in the notice may be exercised within the period

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specified in paragraph 3.4 or any shorter period specified in the notice.

4	Takeover, Reorganisation and winding-up

4.1	Takeover bid

If a takeover bid is made to acquire any Shares, at any time any offers under a takeover bid remain open for acceptance, the Board may give written notice of the bid to each Participant, stating that the Participant has qualified to receive a Payout on such date specified in the notice.

4.2	Application to the court

If the Board determines that an application is to be made to the court under for a meeting to be held as described in paragraph 4.4, the Board may give written notice of the application to each Participant, stating that the Participant has qualified to receive a Payout on such date specified in the notice.

4.3	Change of control

If, pursuant to a takeover bid or otherwise, any person together with their associates acquire Shares, which when aggregated with Shares already acquired by such person and their associates, comprise more than 30% of the issued Shares of the Company, the Board may give written notice to each Participant stating that the Participant has qualified to receive a Payout on such date specified in the notice.

4.4	Meeting to consider a Reorganisation

If, pursuant to the Articles of Association, Applicable Regulations or otherwise, the Board determines to convene a General Meeting or other meeting of holders of the Company’s securities or a meeting of the Company’s creditors, or a court orders a meeting, to be held in relation to a proposed Reorganisation, the Board may give written notice to each Participant stating that the Participant has qualified to receive a Payout on such date specified in the notice.

4.5	Compulsory acquisition, Reorganisation or winding up

If:

(a)	a person becomes bound or entitled to compulsorily acquire Shares in the Company under the Articles of Association or Applicable Regulations;

(b)	a Reorganisation is sanctioned by one or more of the following under the Articles of Association, Applicable Regulations or otherwise:

(i)	a court;

(ii)	a General Meeting or other meeting of holders of the Company’s securities; or

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(c)	a meeting of the Company’s creditors; or

(d)	the Company passes a resolution for voluntary winding up or an order is made for the compulsory winding up of the Company,

then the Board may give written notice to each Participant stating that the Participant has qualified to receive a Payout on such date specified in the notice.

5	Adjustments

The Company may, as reasonably determined by the Board, adjust the Payout if any of the following occurs which affects the number of Shares on issue:

(a)	a bonus issue of Shares (including an issue by way of a dividend); or

(b)	a capital reconstruction of the issued capital of the Company including by a consolidation or sub-division.

6	Taxes

Payouts shall be reduced by any taxes that are required to be withheld from such payments.

7	No interest in units or shares

For the avoidance of doubt, nothing in this schedule confers or is intended to confer on a Participant any interest in a unit, share or other security in the Group or any right to acquire a share or other security in the Group or any other body corporate or entity or any right or benefit generally accorded to holders of Shares or CUFS.

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Long Term Incentive Plan

Contents

Schedule 2 – RSUs

1	Invitation to apply for RSUs

An Invitation to an Executive to apply for RSUs may be on such terms and conditions as the Board decides from time to time, including as to:

(a)	the number of RSUs or the method of calculating the number of RSUs for which that Executive may apply;

(b)	the amount payable (if any) for the grant of an RSU or how it is calculated;

(c)	whether the RSUs will vest as CUFS or Shares;

(d)	any Vesting Condition; and

(e)	any Supplementary Condition.

2	Grant of RSUs

2.1	Company to grant RSUs

On receipt of an application for RSUs, the Company at the discretion of the Board may grant RSUs to the Executive specified in the Invitation, subject to the Terms and Conditions of RSU Grant.

2.2	Certificate or statement

Following the grant of RSUs under paragraph 2.1, the Company will issue to the Participant a certificate and/or other document that states or together state with respect to that grant:

(a)	the number of RSUs granted;

(b)	the Grant Date;

(c)	where the RSUs are comprised in two or more Tranches, the number of RSUs in each Tranche;

(d)	the Vesting Period;

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(e)	other terms and conditions (if any) as determined by the Board.

2.3	Restrictions on dealing with RSUs

A Participant may not sell, assign, transfer or otherwise deal with, or grant a Security Interest over, an RSU granted to the Participant. The RSU lapses immediately on purported sale, assignment, transfer, dealing or grant of Security Interest, unless the Board in its absolute discretion approves the dealing, or the transfer or transmission is effected by force of law on death or legal incapacity to the Participant’s legal personal representative.

3	Register of RSUs

Unless the Board determines otherwise, RSUs granted under these rules (and Shares or CUFS issued on their vesting) will be registered in the appropriate register of the Company.

4	Operation of RSUs

4.1	Terms and Conditions

Unless otherwise prohibited from doing so under this paragraph 4, a Participant may be granted a Participant’s RSU in accordance with the Terms and Conditions of RSU Grant.

No consideration will be payable on the grant of an RSU unless otherwise specified in the Terms and Conditions of RSU Grant.

4.2	Vesting Conditions

Subject to paragraph 6, if an RSU is subject to a Vesting Condition, it may not vest unless all Vesting Conditions are satisfied (and in any situation referred to in paragraph 4.3(b)(i), is satisfied at the time of death or other cessation of employment).

4.3	Vesting date

An RSU will vest only on or after:

(a)	the Prescribed Vesting Date for the RSU; or

(b)	any earlier date on which the RSU vests:

(i)	under this paragraph 4 dealing with the Participant’s death or otherwise ceasing to be employed by a Group Company, and with situations where the employer ceases to be a Group Company or the business in which the Participant is employed is transferred; or

(ii)	under paragraph 6 dealing with takeover bids, change of control, court orders, Reorganisation and winding up.

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4.4	RSU will lapse earlier on death or cessation of employment

Unless an RSU vests at an earlier date or the Terms and Conditions of RSU Grant provide otherwise, in the event of death, Retirement, Redundancy, Separation or otherwise for termination by the relevant Group Company other than in circumstances set out in paragraph 4.9 by the Participant, a pro-rata number of the Participant’s unvested RSUs will lapse automatically on the relevant day, calculated based on the formula:

D = C x (A / B)

Where:

A = the number of months from the relevant event to, depending on the type of RSU, the date of vesting (for RSUs with time vesting) or the first testing date (for RSUs with a performance hurdle);

B = depending on the type of RSU, the vesting period calculated in months (for RSUs with time vesting) or the number of months from the date the RSU was granted until the first testing date (for RSUs with a performance hurdle);

C = the number of RSUs in the relevant tranche; and

D = the number of RSUs which lapse automatically.

Unless the remaining RSUs vest at an earlier date or the Terms and Conditions of RSU Grant provide otherwise, a Participant’s remaining RSUs will lapse on the earlier of:

(a)	the expiry of 24 months after the Participant’s death, or the Participant ceases to be employed by a Group Company by reason of Retirement or permanent disability; and

(b)	the date they would have expired had the Participant remained employed,

provided that if the Board issues a notice under paragraph 4.5 or 4.6 advising the Participant that a RSU has lapsed, the RSU is deemed to have lapsed on the date of death or cessation of employment (as the case may be) and the Company has no obligation to issue the Shares to which the RSU relates following any purported vesting of the RSU.

4.5	Vesting of RSUs on Participant’s death

If a Participant dies before an RSU vests, at a time when the individual:

(a)	is still an employee of a Group Company; or

(b)	having ceased to be employed by a Group Company, falls within the terms of paragraph 4.6,

then (subject to the other provisions of this paragraph 4):

(c)	the Participant may be entitled to the vesting of an RSU at any time from the date of death until it lapses pursuant to paragraph 4.4, except

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a RSU is deemed to have lapsed on the date of death where the Board reasonably determines and provides notice to the Participant in writing that the RSU has lapsed and the Company has no obligation to issue the Shares to which the RSU relates; or

(d)	if permitted by the Board in writing, an RSU that is not a Vested RSU may vest at any time from the date of death until it lapses.

4.6	Vesting of an RSU on ceasing to be employed by a Group Company

If a Participant ceases to be employed by a Group Company (other than by reason of his or her death), then (subject to the other provisions of this paragraph 4):

(a)	if the employment ceases by reason of Retirement, Redundancy, Separation or in the circumstances set out in paragraph 4.7 or otherwise for termination by the relevant Group Company other than in circumstances set out in paragraph 4.9:

(i)	the Participant may be entitled to a Vested RSU at any time from the date of cessation of employment until it lapses pursuant to paragraph 4.4, except a RSU is deemed to have lapsed on the date of cessation of employment where the Board reasonably determines and provides notice to the Participant in writing that the RSU has lapsed and the Company has no obligation to issue the Shares to which the RSU relates following any purported vesting of the RSU; or

(ii)	then if permitted by the Board in writing, a RSU that is not a Vested RSU may vest from the date of cessation of employment until it lapses; or

(b)	if the employment ceases for a reason other than Retirement, Redundancy, Separation or in the circumstances set out in paragraph 4.7 or otherwise for termination by the relevant Group Company other than in circumstances set out in paragraph 4.9 any unvested RSU will lapse automatically.

4.6A	Lapsed RSUs do not vest

Notwithstanding any other provisions of these rules, a RSU which has lapsed will not vest.

4.7	Individual not treated as ceasing to be an employee

For the purposes of this paragraph 4, a Participant:

(a)	is not treated as ceasing to be an employee of a Group Company unless and until the individual is no longer an employee of any Group Company, whether or not in the same capacity as at the time the RSU was granted; and

(b)	and subject to paragraph 4.8, a Participant is not treated as ceasing to be an employee of a Group Company if the individual is no longer an employee of any Group Company because:

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(i)	the individual’s employer ceases to be a Group Company, whether or not, after the cessation, the individual remains an employee of that employer; or

(ii)	the individual is an employee of a business that is transferred to a person that is not a Group Company.

4.8       RSU lapses if employer ceases to be a Group Company or on change in ownership of business

If a Participant is no longer an employee of a Group Company because of the occurrence of either of the circumstances set out in paragraph 4.7(b)(i) or 4.7(b)(ii), the Participant’s RSUs lapse on the basis set out in paragraph 4.4, as if the applicable circumstance in paragraph 4.7(b)(i) or (4.7(b)(ii)was the death, Retirement, Redundancy, Separation or other termination of the Participant’s employment by the relevant Group Company.

4.9       RSU may lapse in the case of fraud, dishonesty or voluntary resignation

If a Participant:

(a)	in the opinion of the Board has committed (or it is evident the Participant intends to commit), any act (whether by omission or commission) which amounts or would amount to any of dishonesty, fraud, wilful misconduct, wilful breach of duty, serious and wilful negligence or incompetence in the performance of the Participant’s duties; or

(b)	in the opinion of the Board is convicted of a criminal offence (other than a minor motor traffic offence or other trivial offence which does not impact on the Participant’s good fame and character or ability to perform his/her duties) or is guilty of any other wilful or recklessly indifferent conduct which, in the reasonable opinion of the Board, may injure or tend to injure the reputation and/or the business or operations of a Group Company; or

(c)	resigns voluntarily from a Group Company,

the Board may declare that any unvested RSU has lapsed, and the RSU lapses accordingly.

4.10	No vesting of RSU on bankruptcy

It is a condition precedent to the vesting of a RSU that if the Participant is an individual, the Participant is not bankrupt and has not committed an act of bankruptcy or, if the Participant is deceased, the Participant’s estate is not bankrupt or if the Participant is not an individual, the Participant is not insolvent or subject to a resolution or order for winding up.

4.11	Discretion to determine that RSU will not lapse

Notwithstanding any other paragraph in this Schedule 2, if a Participant ceases employment with the Company for any reason, or gives notice of their intention to cease employment with the Company, subject to the provisions in

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Schedule 3, if applicable, or the Company which employs a Participant ceases to be a Group Company for any reason, the Board or the Remuneration Committee may in its absolute discretion (on any conditions which it thinks fit) decide that some or all of the unvested RSUs held by the Participant do not lapse, but lapse at the time and subject to the conditions it may specify by notice to the Participant, which may include one or more of the following:

(a)	that the period to which any Vesting Condition relates is reduced to a period shorter than that which would otherwise apply;

(b)	that any Vesting Condition is waived or modified; and

(c)	that a RSU which vests in accordance with the terms and conditions specified in the notice may vest within the period specified in paragraph 4.4 or any shorter period specified in the notice.

5	Delivery of Shares on vesting of RSUs

5.1	Issue or transfer

Subject to paragraphs 5.4 and 5.5 within 15 Business Days after the vesting of a Participant’s RSU, the Company will issue or transfer to the Participant the number of Shares comprised in each RSU (expressed to four decimal places) multiplied by the number of RSUs vested by that Participant rounded down to the nearest whole number of Shares. Subject to the Listing Rules, if a Participant requests that they are allocated CUFS in respect of the Shares to be issued or transferred, the Company will do everything practicable to promptly facilitate the issue of CUFS to the Participant in respect of those Shares.

5.2	Shares issued by the Company to rank pari passu

All Shares issued on the vesting of a Participant’s RSUs will rank pari passu in all respects with the Shares of the same class for the time being on issue except for any rights attaching to the Shares by reference to a record date prior to the date of their allotment.

5.3	Shares to be quoted on ASX

If Shares of the same class as those issued on the vesting of a Participant’s RSUs are quoted on the ASX, the Company will apply to the ASX as required by the Listing Rules for those Shares to be quoted.

5.4	Restriction as to dealing

Where the Shares referred to in paragraph 5.1 are subject (pursuant to the Terms and Conditions of RSU Grant) to any restriction as to disposal or other dealing by the Participant for any period, the Board may implement any procedure it deems appropriate that complies with Applicable Regulations to ensure compliance by the Participant with this restriction.

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5.5	Participant’s agreement

By applying for and being granted RSUs under these rules, each Participant undertakes that while the Shares acquired by the Participant as a result of the vesting of RSUs are subject to any restriction procedure prescribed under paragraph 5.4, the Participant will not take any action or permit another person to take any action to remove the restriction procedure.

5.6	Expiry of restriction

Upon the expiry of any restriction over a Share, the Company will take all actions necessary to ensure that the Participant can deal with the Share.

6	Takeover, Reorganisation and winding-up

6.1	RSUs may vest at a time earlier than the Prescribed Vesting Date

Subject to the provisions in Schedule 3, if applicable, if, under any of the following provisions of this paragraph 6 (in connection with a takeover bid, change of control, proposed Reorganisation or winding up) the Board, in its absolute discretion, gives notice that any or all of the Participant’s RSUs may vest as determined by the Board within a particular time, then, subject to the applicable provisions of paragraph 4 (except paragraph 4.2), the RSUs may vest within that time in addition to any other period during which the RSUs vest.

6.2	Change of control

If, pursuant to a takeover bid or otherwise, a Control Event occurs prior to vesting of RSUs:

(a)	the Board may determine in its absolute discretion, and subject to any conditions that it determines, that all or a portion of the RSUs have vested; and

(b)	any RSUs held by a participant which the Board has not accelerated so that they are vested following a Control Event will lapse, and the Participant will be treated as having never held any right or interest in those RSUs.

6.3	Compulsory acquisition, Reorganisation or winding up

If:

(a)	a person becomes bound or entitled to compulsorily acquire Shares under the Articles of Association or Applicable Regulations;

(b)	a Reorganisation is sanctioned by one or more of the following under the Articles of Association, Applicable Regulations or otherwise:

(i)	a court;

(ii)	a General Meeting or other meeting of holders of the Company’s securities; or

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(iii)	a meeting of the Company’s creditors; or

(c)	the Company passes a resolution for voluntary winding up or an order is made for the compulsory winding up of the Company,

then the Board may vest RSUs within a specified period of up to 30 days after the occurrence of the relevant event.

7	Adjustment of RSUs

7.1	No bonus issue

Subject to the preceding paragraphs, during the currency of a Participant’s RSU and before its vests, the Participant is not entitled to participate in any bonus issue of Shares pro rata to shareholders of securities of the Company as a result of holding the RSU.

7.2	Sub-division, consolidation, reduction or return

If there is any reorganisation, including any subdivision, consolidation, reduction or return of the issued capital of the Company, the number of RSUs to which each Participant is entitled will be adjusted in the way specified by the Listing Rules for options from time to time.

7.3	No right to participate in new issues

Subject to the preceding paragraphs, during the currency of a Participant’s RSU and before its vests, the Participant is not entitled to participate in any new issue of securities of the Company as a result of holding the RSU.

7.4	Cumulation of adjustments

Full effect must be given to these paragraphs 7.1, 7.2 and 7.3 as and when occasions of their application arise and in such manner that the effects of the successive applications of them are cumulative, the intention being that the adjustments they progressively effect must be such as to reflect in relation to the Shares comprised in an RSU the adjustments which on the occasions in question are progressively effective in relation to Shares already on issue. All adjustment calculations are to be to four decimal places.

Unless otherwise provided in these rules, a Participant has no right to change the number of Shares over which the RSU vests.

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Long Term Incentive Plan

Contents

Schedule 3 – Provisions applicable only to U.S. Executives

1	General

(a)	Notwithstanding any provision of the Plan (including any Schedules thereto) or any Invitation to the contrary, the terms and conditions specified in this Schedule 3 shall apply to all Invitations for Awards granted to each Participant who is a U.S. Executive at the time of the grant.

(b)	The provisions of this Schedule 3 incorporate the provisions of Schedules 1 and 2except that, in the event of any conflict between a term and/or condition of the Plan (or any Invitation) and this Schedule 3, the provisions of this Schedule 3 shall prevail to the extent of the conflict.

2	Awards and RSUs

2.1	Additional terms and conditions

The Board is authorized to grant Awards and RSUs to any U.S. Executive in accordance with Schedules 1 and 2, respectively, and including the following terms and conditions:

(a)	Compliance with Section 409A. Grants of Awards and/or RSUs under the Plan are intended to be exempt from the requirements of Section 409A by reason of the benefits hereunder constituting short-term deferrals within the meaning of applicable guidance issued under Section 409A, and to the extent administratively practicable, the Plan shall be construed in a manner consistent with the requirements for such exemption. If and to the extent that the grant of Awards and/or RSUs under the Plan are not deemed to qualify for the short-term deferral exception, then the Plan and any Invitations for Awards and/or RSUs granted pursuant to the Plan shall be construed in a manner consistent with the requirements of Section 409A, and the Committee may amend the Plan and/or any such Invitations to the extent necessary or appropriate to comply with those requirements, without obtaining shareholder or Participant approval.

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3	Certain Provisions Applicable to Awards and RSUs

Each Award and RSU granted to a U.S. Executive shall be subject to the following additional provisions:

(a)	Term. The term of each Award and RSU shall be for such period as may be determined by the Board; provided that in no event shall the term exceed a period of ten years.

(b)	Time and Method of Exercise. The Board shall determine the time or times at which or the circumstances under which an RSU may be withdrawn and/or Award may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which such Award and/or RSU shall cease to be or become exercisable or withdrawn (as the case may be) following a Participant ceasing to be employed by a Group Company or upon other conditions, the methods by which the exercise price may be paid or deemed to be paid (including in the discretion of the Board a cashless exercise procedure), the form of such payment, including, without limitation, cash, Shares (including without limitation the withholding of Shares otherwise deliverable pursuant to the Award and/or RSU), other Awards and/or RSUs granted under other plans of the Company or a Group Company, or other property (including notes or other contractual obligations of Participants to make payment on a deferred basis provided that such deferred payments are not in violation of the Sarbanes-Oxley Act of 2002, or any rule or regulation adopted thereunder or any other applicable law), and the methods by or forms in which Shares will be delivered or deemed to be delivered to Participants.

(c)

Form and Timing of Payment. Subject to the terms of the Plan and any applicable Invitation, payments to be made by the Company upon the exercise or settlement of an Award and RSU may be made in such forms as the Board shall determine, including, without limitation, cash, Shares, other Invitations or other property, and may be made in a single payment or transfer, in instalments, or on a deferred basis. Any instalment or deferral provided for in the preceding sentence shall, however, be subject to the Company’s compliance with the provisions of the Sarbanes-Oxley Act of 2002, the rules and regulations adopted by the Securities and Exchange Commission thereunder, and all applicable rules of the New York Stock Exchange or any national securities exchange on which the Company’s securities are listed for trading and, if not listed for trading on either the New York Stock Exchange or a national securities exchange, then the rules of the Nasdaq Stock Market. The settlement of any Award and RSU may be accelerated, and cash paid in lieu of Shares in connection with such settlement, in the discretion of the Board or upon occurrence of one or more specified events (in addition to a Change in Control) subject to compliance with section 409A of the Code, if applicable. Instalment or deferred payments may be required by the Board or permitted at the election of the Executive on terms and conditions established by the Board. Payments may include, without limitation, provisions for the payment or crediting of a reasonable interest rate on instalment or deferred payments or the

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grant or crediting of Dividend Equivalents or other amounts in respect of instalment or deferred payments denominated in Shares.

(d)	Exemptions from Section 16(b) Liability. It is the intent of the Company that the grant of any Awards and RSUs to (and/or any other transactions pursuant to the Plan with) an Executive who is subject to Section 16 of the U.S. Exchange Act, shall be exempt from Section 16 pursuant to an applicable exemption (except for transactions acknowledged in writing to be non-exempt by such Executive). Accordingly, if any provision of this Plan or any Invitation does not comply with the requirements of Rule 16b-3 then applicable to any such transaction, such provision shall be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 so that such Executive shall avoid liability under Section 16(b).

(e)	U.S. Revenue Code Section 409A. If and to the extent that the Board believes that the Plan and/or any Invitations for Awards and RSUs may constitute a “nonqualified deferred compensation plan” under Section 409A of the U.S. Revenue Code, the terms and conditions set forth in the Award Agreement for that Award shall be drafted in a manner that is intended to comply with, and those provisions (and /or the provisions of the Plan applicable thereto) shall be interpreted in a manner consistent with, the applicable requirements of Section 409A of the U.S. Revenue Code, and the Board, in its sole discretion and without the consent of any U.S. Executive, may amend any Award Agreement (and the provisions of the Plan applicable thereto) if and to the extent that the Board determines necessary or appropriate to comply with the applicable requirements of Section 409A of the U.S. Revenue Code.

(f)	U.S. Revenue Code Section 162(m) Provisions.

(i)	Covered Employees. The Committee, in its discretion, may determine at the time an Award or RSU is granted to an Executive who is, or is likely to be, as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award or RSU, a “Covered Employee,” that the provisions of this Section 6.1(e) shall be applicable to such Award or RSU.

(ii)

Performance Criteria. If an Award or RSU is subject to this Section 6.1(e), then the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be contingent upon achievement of one or more objective performance goals. Performance goals shall be objective and shall otherwise meet the requirements of Section 162(m) of the U.S. Revenue Code and regulations thereunder including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” One or more of the following business criteria for the Company, on a consolidated basis, or for business or geographical units, or products, of the Company (except with

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respect to the total shareholder return and earnings per share criteria), shall be used by the Committee in establishing performance goals for such Awards and RSUs: (1) earnings per share; (2) revenues or margins; (3) cash flow; (4) operating margin; (5) return on net assets, investment, capital, or equity; (6) economic value added; (7) direct contribution; (8) net income; pre-tax earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings after interest expense and before extraordinary or special items; operating income; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any ongoing bonus plans of the Company; (9) working capital; (10) management of fixed costs or variable costs; (11) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including growing the sales of differentiated products, strategic mergers, acquisitions or divestitures; (12) total shareholder return; (13) credit facility and liquidity management; (14) market share; (15) entry into new markets, either geographically or by business unit; (16) customer retention and satisfaction; (17) strategic plan development and implementation, including turnaround plans; (18) the Fair Market Value of a Share; (19) primary demand growth or growth against “wood look” products; (20) achievement of environmental/waste goals; (21) achievement of safety goals; (22) resolution of legacy issues; (23) achievement of talent development/management goals; and/or (24) improving manufacturing efficiency. Any of the above goals may be determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of companies that are comparable to the Company. The Committee shall exclude the impact of an event or occurrence which the Committee determines should appropriately be excluded, including without limitation (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (iii) a change in accounting standards required by generally accepted accounting principles.

(iii)

Performance Period; Timing For Establishing Performance Goals. Achievement of performance goals in respect of Performance Awards shall be measured over a Performance Period no shorter than 12 months and no longer than five years, as specified by the Committee. Performance goals shall be established not later than 90 days after the beginning of any Performance Period applicable to such Performance Awards, or at such other date as may be required or permitted

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for “performance-based compensation” under U.S. Revenue Code Section 162(m).

(iv)	Adjustments. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with Awards or RSUs subject to this Section 8, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of an Award or RSU subject to this Section 6.1(e). The Committee shall specify the circumstances in which such Awards shall be paid or forfeited in the event of termination of the Executive’s employment prior to the end of a Performance Period or exercise or settlement of Awards or RSUs.

(v)	Committee Certification. No Executive shall receive any payment under the Plan that is subject to this Section 6.1(e) unless the Committee has certified, by resolution or other appropriate action in writing, that the performance criteria and any other material terms previously established by the Committee or set forth in the Plan, have been satisfied to the extent necessary to qualify as “performance based compensation” under U.S. Revenue Code Section 162(m).

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